GUGGENHEIM ENHANCED EQUITY INCOME FUND
227 West Monroe Street
Chicago, IL  60606

March 20, 2017

To: MUFG Investor Services (US) LLC

Reference is made to the Fund Administration Agreement, dated May 14, 2013 (the “Agreement”), by and between the closed-end registered investment companies listed on Schedule A hereto and Rydex Fund Services, LLC (the “Prior Administrator”), as amended and adopted by MUFG Investor Services (US) LLC (the “Administrator”) on July 20, 2016.  In accordance with Section 8 of the Agreement, Guggenheim Enhanced Equity Income Fund, a Delaware statutory trust (the “Fund”) hereby appoints the Administrator and shall become a Trust (as such term is defined in the Agreement) and be bound by all terms, conditions, and provisions hereof, effective as of the date hereof. Schedule A of the Agreement shall be updated accordingly.

Very truly yours,

GUGGENHEIM ENHANCED EQUITY INCOME FUND

By:     /s/ Mark E. Mathiasen
Name: Mark E. Mathiasen
Title:    Secretary

ACCEPTED AND AGREED TO ON
BEHALF OF MUFG INVESTOR SERVICES (US) LLC

By:   /s/ Nikolaos Bonos
Name: Nikolaos Bonos
Title:    Senior Managing Director